Exhibit 3.3

                            Certificate of Resolution

                                   Adopted By

                    Canyon State Mining Corporation of Nevada


L.S. Smith and William P. Cordeiro do hereby certify that,

     1. They are the President and the Secretary, respectively, of Canyon State Mining Corporation of Nevada, a Nevada Corporation.

     2. That at a meeting of the Board of Directors of Canyon State Mining Corporation of Nevada held on August 5, 1981, the Board of Directors adopted, pursuant to the provisions of Section 78.415 of the Nevada Revised Statutes, the following resolution :

          Resolved:

     1. That each five (5) shares of Common Stock, $ 1 par value, of this Corporation, issued and outstanding as of the effective date of the reverse split shall be reverse split into one (1) of Common Stock, $ 1 par value, of this Corporation.

          That this Corporation shall not issue fractional shares of Common Stock resulting from the reverse split. Holders of Common Stock who would otherwise be entitled to receive fractional shares shall be entitled to receive scrip from the Corporation representing the fractional share interest. A full share certificate will be issued only in exchange for scrip equal to one or more full shares. The scrip shall not entitle the holder to any rights as a stockholder and the scrip shall be void unless the rights of the holders thereof are exercised prior to the close of business on the ninetieth (90th) day following the filing of the certificate effecting the reverse split whit the office of the Secretary of State of Nevada.

          It was further resolved that the proposed reverse stock split and the advisability of the adoption thereof be presented to the stockholders at a special meeting of stockholders.


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     2.   That at a Special  Meeting of  Stockholders,  duly noticed and held on
          October 13, 1981, the Stockholders voted, pursuant to Section 78.415 of the Nevada Revised Statutes, either in person or by proxy, to adopt the resolution as adopted by and recommended by the Board of Directors. The resolution was adopted by 2,945,410 shares of Common Stock voting in favor and 83,150 shares of Common Stock opposed. There were a total of 4,794,376 shares of Common Stock outstanding and entitled to vote at the Special meeting.




     IN WITNESS WHEREOF, the undersigned hereby executed this certificate this 13th day of October, 1981.



/S/    L.S. Smith, president
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/S/    William P. Cordeiro, Secretaty
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FILED: OCTOBER 14, 1981